Exhibit 99.1
Press Release Dated April 27, 2009

NEWS RELEASE
April 27, 2009

Farmers Capital Bank Corporation Announces Quarterly Dividend

Frankfort, Kentucky – Farmers Capital Bank Corporation (Nasdaq:  FFKT) (the “Company”) announced today that its Board of Directors approved a quarterly cash dividend on the Company’s common stock of $0.25 per share. The quarterly $0.25 per share dividend represents an annualized yield of 5.1% based on the closing price of $19.59 on April 24, 2009. The dividend is payable on July 1, 2009 to shareholders of record at the close of business on June 1, 2009. The Company currently has approximately 7.4 million shares outstanding.

Farmers Capital Bank Corporation is a financial holding company headquartered in Frankfort, Kentucky.  The Company operates 37 banking locations in 23 communities throughout Central and Northern Kentucky, a leasing company, a data processing company, and an insurance company.  Its stock is publicly traded on the NASDAQ Stock Market LLC exchange in the Global Market tier under the symbol:  FFKT.